                                                     Filed pursuant to Rule 433
                                          Registration Statement No. 333-162195
                                                         Dated December 1, 2009

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index-Optimum Yield Gold(TM) (the "Index") which is designed to reflect the performance of certain gold futures contracts plus the returns from investing in 3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Gold ETNs at market price on the NYSE
Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to
$0.03 per security.

 Fact Sheet Prospectus

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Financial Details

                               DGP                      DGZ           DZZ
                               12/1/2009                12/1/2009     12/1/2009
Last Update
                               2:29 PM EST              2:17 PM EST   2:29 PM EST
Price                          31.89                    18.39         11.92
Indicative Intra-day Value     31.91                    18.33         11.89
Last End of Day RP Value       30.9748                  18.6168       12.2605
Last Date for End of Day Value 11/30/2009               11/30/2009    11/30/2009

Index History (1) (Growth of $10,000 since May 31, 2006)

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PowerShares DB Gold ETN & Index Data

Ticker Symbols
Gold Double Long  DGP
Gold Short        DGZ
Gold Double Short DZZ

Intraday Indicative Value
Symbols
Gold Double Long          DGPIV
Gold Short                DGZIV
Gold Double Short         DZZIV

CUSIP Symbols
Gold Double Long     25154H749
Gold Short           25154H731
Gold Double Short    25154H756

Details
ETN price at listing      $25.00
Inception date           2/27/08
Maturity date            2/15/38
Yearly investor fee       0.75%
Listing exchange      NYSE Arca
Index symbol             DGLDIX

Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Risks
Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to Gold

Benefits
Leveraged and short notes

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ETN Performance & Index History (%) (1)

As of 9/30/2009                            1 Year  3 Year   5 Year   10 Year  Inception

ETN Performance
Gold Double Long                            15.90       -        -         -      -6.80
Gold Short                                 -18.78       -        -         -      -6.26
Gold Double Short                          -38.79       -        -         -     -17.39
Index History
Deutsche Bank Liquid Commodity Index-       15.90   26.16        -         -      -6.80
Optimum Yield Gold(TM) +2x Levered
Deutsche Bank Liquid Commodity Index-      -18.78  -14.88        -         -      -6.26
Optimum Yield Gold(TM) -1x Levered
Deutsche Bank Liquid Commodity Index-      -38.79  -32.01        -         -     -17.39
Optimum Yield Gold(TM) -2x Levered
Comparative Indexes (2)
S&P 500 Index                               -6.91   -5.43        -         -     -11.33
Barclays Capital U.S. Aggregate Bond Index  10.56    6.41        -         -       5.74

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Index Weights
As of 11/30/2009
Commodity                             Contract Expiry Date           Weight (%)
Gold                                       4/28/2010                   100.00

Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The inception date of the Deutsche
Bank Liquid Commodity Index - Optimum Yield Gold(TM) is May 24, 2006. Index
history is based on a combination of the monthly returns from the Deutsche Bank
Liquid Commodity Index -- Optimum Yield Gold Excess Return(TM) (the "Gold Index")
plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Gold ETN performance, go to dbfunds.db.com/notes.

(2)The S&P 500([R]) Index is an unmanaged index used as a measurement of change in stock
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Relatively low cost
Intraday access
Listed
Transparent
Tax treatment(3)

market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch that are linked to the Index. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
Gold ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Gold ETNs is zero, your investment will expire worthless.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB
Gold ETNs may not be suitable for all investors.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short
ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Gold ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Gold ETNs' investment objective, risks, charges and expenses carefully before investing.
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